Exhibit 23.1

Consent of Independent Valuation Firm

We hereby consent to the references to Houlihan Capital Advisory, LLC (“Houlihan”) and to our valuation report dated September 30, 2010 (our “Report”) relating to the estimation of fair value of certain auction rate securities held by MasTec, Inc. (the “Company”) as of September 30, 2010, including the use of information contained within our Report, for the purpose of the incorporation by reference of such information from the Company’s Form 10-Q for the quarter ended September 30, 2010 into the following Registration Statements: Form S-3 Nos. 333-158502, 333-142083, 333-133252, 333-46067 and Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38940, 333-38932, 333-77823, 333-47003, and 333-30647.

We also consent to the reference to our firm under the caption “Experts” in the above-referenced Registration Statements.

/s/ Houlihan Capital Advisory, LLC
Houlihan Capital Advisory, LLC
Chicago, Illinois

November 1, 2010